Exhibit 8.2

[S&C letterhead]

December 3, 2014

Fiat Chrysler Automobiles N.V.,

25 St. James’ Street,

London SW1A 1HA,

United Kingdom.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Fiat Chrysler Automobiles N.V. (the “Company”), a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, in connection with the registration statement on Form F-1 filed by the Company under the Securities Act of 1933 for the registration of up to 100,000,000 common shares, nominal value € 0.01 per share, of the Company (the “Common Shares”) (as amended or supplemented through the date hereof, the “Registration Statement”). We hereby confirm to you that the statements of U.S. tax law under the heading “Tax Consequences—Material U.S. Federal Income Tax Consequences” are our opinion and constitute a fair and accurate summary of the matters set forth therein in all material respects, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

Fiat Chrysler Automobiles N.V.	- 2 -

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under which the Common Shares have been offered and sold. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP